Exhibit 21.1

Subsidiaries of Mawson Infrastructure Group Inc

Name of Subsidiary	Jurisdiction of Incorporation or Organisation

Mawson Infrastructure Group Pty Ltd	Australia
MIG No. 1 Pty Ltd	Australia
BITTD Pty Ltd	Australia
Cosmos Trading Pty Ltd	Australia
Cosmos Asset Management Pty Ltd	Australia
Cosmos Manager LLC	Delaware
Cosmos Infrastructure LLC	Delaware
Luna Squares Repairs LLC	Delaware
Luna Squares LLC	Delaware
Luna Squares Property LLC	Delaware
Luna Squares Texas LLC	Delaware
Mawson Mining LLC	Delaware
Wize NC Inc	Delaware
Wize Pharma Ltd	Israel
OcuWize Ltd. (wholly owned by Wize NC Inc.)	Israel